Press Release                                                                                                                                                                                                                                                                                        Exhibit 99.1

Source: Coates International, Ltd.

Coates Demonstrates CSRV Engine Generators - Well to Wire cites flawless performance and 27.4 – 30.4% fuel savings

Tuesday, November 13, 2007: FOR IMMEDIATE RELEASE

WALL TOWNSHIP, N.J.--(Business Wire) —Coates International, Ltd. (Coates) (OTCBB: COTE) - announced that on Thursday, November 8, 2007 was the beginning of what the company believes is an important milestone event for the company. The President of Well to Wire, Energy, Inc. (WWE), Bryan Campbell, P.E. and Leo Perry, Business Development Manager for WWE arrived at Coates’ headquarters and industrial plant in Wall Township, New Jersey for a three day visit during which they experienced a highly successful demonstration and performed tests on two 855 (c.i.) CSRV Industrial Electric Power Natural Gas and Multi-Fueled Generators (CSRV Engine Generators).

George J. Coates, CEO stated that “We believe that WWE’s confirmation of its “extreme satisfaction” with the smoothness, flawless operation, low energy usage and initial power output is truly a turning point in the company’s history. WWE has reaffirmed its intentions to select the CSRV Engine Generator for all of its future electrical power generation systems and its desire to begin filling its customers’ orders within three months. This is the “green light” for our management team to move into high gear with implementing our production stage. Management believes that our future prospects for generating revenues, profits and operating cash flows have never been better.

A tremendous amount of hard work and perseverance were required to achieve this level of success with our unique, patented CSRV system technology.

During WWE’s visit, the two generators were fired up to optimal electric output several times, after which, Messrs. Campbell and Perry of WWE were provided the opportunity to undertake a number of their own tests for power output and fuel consumption.  This included recording metered readings of natural gas supply, engine hour meter and load bank power output, among others.  Three rounds of bench testing were undertaken for this purpose by WWE.  WWE then reviewed the test results and independently carried out calculations and comparisons in order to ascertain the extent to which the CSRV engine generators met their expectations.

At the conclusion of this visit, WWE left our offices so enthused about the future benefits from our CSRV Engine Generators that Bryan Campbell immediately issued a letter to Mr. Coates confirming WWE’s “extreme satisfaction”.  The body of his letter is as follows:

“Dear George:

This letter is to confirm the reaffirmation of the bench testing that was conducted by myself and by our Business Development Manager, Mr. Leo Perry, within the Coates International, Ltd.’s headquarters at Wall Township, New Jersey on the 855 cubic inch CSRV engine.  It should be noted that energy use was measured at 27.5 to 30.4% less than what we presently experience with alternate engines. The CSRV Natural Gas fired engine will be used by Well to Wire in all of our future electrical power generation systems.

I am extremely satisfied with the smoothness, the flawless operation, the very low energy use and the initial power output.  We are eagerly looking forward to you being able to ship at least two of these power plants within the next two to three weeks, as we would like to start filling orders within the next three months.  With these successful results, our five-year business plan will now proceed forward.”

A copy of this letter will be included in a Form 8-K which the company will be filing shortly with the Securities and Exchange Commission (SEC).

Barry C. Kaye, CFO added: “I am delighted with these most recent developments.  Mr. Coates and his son Gregory are to be commended for their untiring efforts and success in their quest to complete development of the natural gas powered CSRV engine generator.  I would like to emphasize that we can now say that the statements made by Mr. Coates were valid and the causes he has been championing over many years have become a reality.  Our company mission has been to provide the CSRV technology to the world. We believe this technology is capable of providing a meaningful contribution in addressing some of the greatest challenges we face today, including how to:

•	Reduce the consumption of our limited fossil fuels
•	Make a positive impact toward mitigating global warming
•	Lower the production of harmful emissions being spewed into our atmosphere

Our CSRV system technology makes possible the use of alternative fuels and multi-fuel systems in internal combustion engines while reducing fuel consumption, thereby enabling reduction of the dependency by the U.S. on foreign imported oil.

About Coates International, Ltd.:  Coates has recently completed final refinements to a patented spherical rotary valve CSRV Internal Combustion Engine developed over a period of more than 15 years. The underlying CSRV technology was invented by George J. Coates and his son Gregory. The CSRV system is adaptable to combustion engines of many types. This technology is currently adapted to a number of practical applications, including industrial generators powered by engines incorporating the CSRV technology and designed to run on flare-off gas from oil wells, landfill gas and raw natural gas. The company is actively engaged in planning for production and rollout of these engines.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the near future. There are a number of factors that could cause actual results and developments to differ materially from forecasted results. These risks and uncertainties include market conditions, regulatory approvals, and other risks inherent in our operations. For a discussion of these risks and uncertainties, please see our filings with the SEC. Our public filings with the SEC may be viewed and printed on the website maintained by the SEC at http://www.sec.gov.

Contact:
Coates International, Ltd.
Susan Alpert, 732-449-7717
info@coatesengine.com
www.coatesengine.com